CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated March 12, 2004 accompanying the consolidated financial statements included in the Annual Report of Asia Payment Systems Inc. on Form 10-KSB for the year ended December 31, 2004, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Vancouver, Canada
June 17, 2005